Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

MIDAMERICA SURGERY INSTITUTE PROPERTIES II, LLC,

AS SELLER,

AND

CHP II PARTNERS, LP,

AS PURCHASER

Dated as of October 2, 2017

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LISTS OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A –	Property

Exhibit 4.2.5 –	Assignment and Assumption of Ground Lease Form

Exhibit 8.3.1 –	Seller’s Closing Certificate Form

Exhibit 8.3.2 –	Deed Form

Exhibit 8.3.3 –	Bill of Sale Form

Exhibit 8.3.4 –	Assignment and Assumption of Tenant Leases Form

Exhibit 8.3.5 –	Assignment and Assumption of Facility Contracts and Licenses and Permits Form

Exhibit 8.3.6 –	Assignment and Assumption of Intellectual Property Form

Exhibit 8.3.13 –	Holdback Escrow Agreement Form

Exhibit 8.4.3 –	Purchaser’s Closing Certificate Form

List of Schedules

Schedule 2.2.4 –	Personal Property

Schedule 2.2.5 –	Tenant Leases

Schedule 2.2.7 –	Facility Contracts

Schedule 5.1.6 –	Litigation

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 2, 2017 (the “Effective Date”), by and between MIDAMERICA SURGERY INSTITUTE PROPERTIES II, LLC, a Kansas limited liability company (“Seller”), and CHP II PARTNERS, LP, a Delaware limited partnership ( “Purchaser”) (Seller and Purchaser are at times hereinafter referred to individually as a “Party” and collectively as the “Parties”).

R E C I T A L S

A. Seller is the owner of tenant’s ground lease interest in and to certain real property improved as a medical office building containing approximately 38,496 square feet known as “Overland Park Medical Office Building”, located at 5525 West 119th Street, Overland Park, KS 66209 (the “MOB”).

B. Purchaser desires to purchase, and Seller desires to sell the Assets (as defined herein) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the provisions contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. DEFINITIONS

1.1 Definitions. In addition to the terms defined in the body of this Agreement, the following terms will have the following meanings in this Agreement:

“Affiliate” has the following meaning: two entities are “Affiliates” if

(a)	one of the entities is a Subsidiary of the other entity;

(b)	both of the entities are Subsidiaries of the same entity; or

(c)	both of the entities are Controlled by the same Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Law” means (i) all federal, state, and local statutes, laws, common law, rules, regulations, ordinances, codes, guidances, policies, or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, restrictive covenant, declaration, order or other similar requirement of any court or other adjudicatory authority of competent jurisdiction in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” has the meaning set forth in Section 2.2 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.5 of this Agreement.

“Bankruptcy Code” has the meaning set forth in Section 5.1.14 of this Agreement.

“Books and Records” has the meaning set forth in Section 2.2.12 of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday.

“Casualty” has the meaning set forth in Section 11.1 of this Agreement.

“Closing” has the meaning set forth in Section 8.1 of this Agreement.

“Closing Date” means the date on which the Closing takes place.

“Closing Escrow” has the meaning set forth in Section 8.1 of this Agreement.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2 of this Agreement.

“Closing Statement” has the meaning set forth in Section 9.1 of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 11.2 of this Agreement.

“Control” means:

(a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

(b) the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership,

(c) and “Controlled” has a corresponding meaning.

“Declaration” means that certain Declaration of Covenants, Restrictions and Easements dated February 28, 2005 and recorded March 2, 2005 in Official Records Book 200503, Page 937, Register of Deeds, Johnson County, Kansas, as amended by that certain First Amendment to Declaration of Covenants, Restrictions and Easements effectively dated February 28, 2005 and recorded July 20, 2005 in Official Records Book 200507, Page 8859, Register of Deeds, Johnson County, Kansas.

“Deed” means the deed to be delivered by Seller to Purchaser pursuant to Section 8.3.2.

“Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Employees” means at the time in question all Persons employed full-time or part-time by or for the benefit of Seller or any property manager in connection with the Property, if any.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with (i) the presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Property, or any portion thereof, or (ii) any violation of any Environmental Laws with respect to the Assets.

“Environmental Laws” means all Applicable Law relating to industrial hygiene or to environmental or unsafe conditions or to human health including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Materials, including those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Assets, including, without limitation, the Property, or any portion thereof, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about the Assets, including, without limitation, any portion of the Property.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Assets, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential presence, spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air, Improvements or other environmental media.

“ERISA” means the Employee Retirement Income Security Act, as amended from time to time and any regulations, ratings and guidance issued pursuant thereto.

“Escrow Agent” means Title Company, acting in its capacity as escrow agent pursuant to the terms hereof, or such other escrow agent as is mutually acceptable to Seller and Purchaser.

“Exception Cure Period” has the meaning set forth in Section 4.2.1 of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.3 of this Agreement.

“Facility Contracts” has the meaning set forth in Section 2.2.7 of this Agreement.

“FDIC” has the meaning set forth in Section 3.2.2 of this Agreement.

“First Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Fixtures” has the meaning set forth in Section 2.2.3 of this Agreement.

“Ground Lease” means that certain Ground Lease dated February 28, 2005 between Ground Lessor, as lessor, and Seller, as lessee, as evidenced by that certain Memorandum of Lease dated February 28, 2005 and recorded March 2, 2005 in Official Records Book 200503, Page 938, Register of Deeds, Johnson County, Kansas, as amended by that certain First Amendment to Ground Lease to Correct Scrivener’s Error dated effective as of February 28, 2005, as further amended by that certain Second Amendment to Ground Lease dated October 21, 2005.

“Ground Lessor” means Central Tennessee Hospital Corporation, a Tennessee corporation.

“Governmental Authority” or “Governmental Authorities” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Materials” means petroleum and petroleum products, flammable explosives, radioactive materials (excluding radioactive materials in smoke detectors), polychlorinated biphenyls, radon, lead/asbestos in any form, hazardous waste, toxic or hazardous substances, molds, microbiological agents, and other related materials whether in the form of a chemical, biologic, element, natural agent, compound, solution, mixture or otherwise, all to the extent identified, managed, regulated or governed by Environmental Law, including, but not limited to, those materials defined under Environmental Laws as “hazardous substances,” “extremely hazardous substances,” “hazardous chemicals,” “hazardous materials,” “toxic substances,” “solid waste,” “toxic chemicals,” “air pollutants,” “toxic pollutants,” “hazardous wastes,” “extremely hazardous waste,” or “restricted hazardous waste”.

“Holdback” has the meaning set forth in Section 12.5 of this Agreement.

“Holdback Escrow Agreement” has the meaning set forth in Section 8.3.13 of this Agreement.

“Improvements” means all buildings, structures, and improvements located on or affixed to the Property, including all fixtures which constitute real property under Applicable Law.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnification Claim” has the meaning set forth in Section 12.4 of this Agreement.

“Indemnitee” has the meaning set forth in Section 12.4 of this Agreement.

“Indemnitor” has the meaning set forth in Section 12.4 of this Agreement.

“Inspection Period” means the period beginning on the Effective Date of this Agreement and ending at 5:00 p.m., Eastern Standard Time, on the thirtieth (30th) day following such Effective Date.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Assets, including, without limitation, the Property conducted by or on behalf of Purchaser (or any Affiliate thereof).

“Intangible Assets” has the meaning set forth in Section 2.2.11 of this Agreement.

“Intellectual Property” means all works of authorship, including without limitation, all literary works, pictorial, graphic and sculptural works, architectural works, software, works of visual art, and any other work that may be the subject matter of copyright protection and all worldwide registrations thereof; any trademarks, service marks, brand names, trade dress, trade names, designs and any other word, symbol, device, product configuration, slogan or any combination thereof used to distinguish or identify goods or services that may be the subject matter of trademark protection, including all worldwide applications and registrations therefore and associated goodwill; any patents, invention disclosures or inventions, including all processes, machines, manufactures and compositions of matter, designs and any other invention that may be the subject matter of patent protection, and all worldwide statutory or other legal protection obtained or obtainable therein, including without limitation all published and granted patents and pending applications and provisionals, reissues, divisionals, renewals, extensions, continuations, and continuations-in-part, design patents and industrial design registrations; all domain names, URLs, websites, and all data, content, “look and feel”, operating and underlying code or software of all websites; all trade secrets, proprietary information, data, and knowledge and experience of a technical, commercial or administrative nature, including all proprietary information, know-how, information processes, operating, maintenance and other manuals, data and databases, computer programs, including all documentation, design specifications, and flowcharts, operational and other plans, schematics and drawings, customer data and lists, advertising, marketing and product concepts and campaigns and other valuable or proprietary information or data; and all worldwide statutory protection obtained or obtainable thereon on all of the preceding; all rights to enforce, enjoin or sue, any claims, judgments, causes of action or other legal and equitable rights and remedies arising out of or related to any infringement, misappropriation or violation of any of the foregoing; and all right, title and interest to claim royalties, residuals, damages and other remuneration for use of any of the foregoing rights.

“Leasehold Interests” mean the tenant interests under the Ground Lease.

“Liability” means any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, and “Liabilities” has a corresponding meaning.

“Licenses and Permits” has the meaning set forth in Section 4.1.1 of this Agreement.

“MOB” has the meaning set forth in Recital A of this Agreement.

“New Survey Defect” has the meaning set forth in Section 4.2.2 of this Agreement.

“New Title Exception” has the meaning set forth in Section 4.2.2 of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the applicable business, taking into account the seasonality of the business and such other commercially reasonable facts and circumstances in existence from time to time.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permitted Exception” has the meaning set forth in Section 4.2.1 of this Agreement.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” has the meaning set forth in Section 2.2.2 of this Agreement.

“Plans and Specifications” has the meaning set forth in Section 2.2.9 of this Agreement.

“Property” means that certain real property more particularly described as such on Exhibit A attached hereto.

“Proration Date” has the meaning set forth in Section 9.2.4 of this Agreement.

“Proration Schedule” has the meaning set forth in Section 9.2.4 of this Agreement.

“Prorations” has the meaning set forth in Section 9.2.4 of this Agreement.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Purchaser” has the meaning set forth in the opening paragraph of this Agreement.

“Purchaser’s Closing Condition Failure” has the meaning set forth in Section 7.2 of this Agreement.

“Purchaser’s Closing Conditions” has the meaning set forth in Section 7.1 of this Agreement.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4 of this Agreement.

“Purchaser’s Default” has the meaning set forth in Section 10.2 of this Agreement.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2 of this Agreement.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of Purchaser and at Purchaser’s direction (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of Purchaser or any Affiliate thereof.

“Retained Liabilities” has the meaning set forth in Section 2.4 of this Agreement.

“ROFR” has the meaning set forth in Section 5.1.12 of this Agreement.

“Second Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Seller” and “Seller” have the meanings set forth in the opening paragraph of this Agreement.

“Seller’s Certificate” means that certain document, the form of which is attached hereto as Exhibit 8.3.1, to be delivered by Seller at Closing.

“Seller’s Closing Condition Failure” has the meaning set forth in Section 7.4 of this Agreement.

“Seller’s Closing Conditions” has the meaning set forth in Section 7.3 of this Agreement.

“Seller’s Closing Deliveries” has the meaning set forth in Section 8.3 of this Agreement.

“Seller’s Default” has the meaning set forth in Section 10.1 of this Agreement.

“Seller’s Documents” has the meaning set forth in Section 5.1.2 of this Agreement.

“Seller’s Due Diligence Materials” means all documents and materials provided by Seller to Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials.

“Seller’s Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Knowledge” means the actual knowledge of Stephen Richards after reasonable inquiry with Seller’s property manager for the Property; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Stephen Richards, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein.

“SNDAs” has the meaning set forth in Section 6.7 of this Agreement.

“Subsidiary” means, in respect of any Person:

(d) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(e) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Survey Defects” has the meaning set forth in Section 4.2.1 of this Agreement.

“Survey” means the survey of the Property, or any portion thereof, to be obtained by Purchaser, at Purchaser’s option, during the Inspection Period.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to any of the Assets, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tenant Leases” has the meaning set forth in Section 2.2.5 of this Agreement.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Third-Party Estoppels” has the meaning set forth in Section 6.7 of this Agreement.

“Title Commitment” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Company” means First American Title Insurance Company, National Commercial Services Division, whose address is 420 S. Orange Avenue, Suite 250, Orlando, Florida 32801, Attention: Michael J. Moore, Esquire, Vice President and Counsel – NCS Florida State Manager.

“Title Exceptions” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Notice” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Policy” has the meaning set forth in Section 4.2.4 of this Agreement.

“Transferred Licenses and Permits” means Seller’s right, title and interests, if any, in any licenses and permits which relate to the Leasehold Interest and/or the Improvements that are assignable by Seller and that Buyer requests in writing to be assigned to it at the Closing.

“Unpermitted Exceptions” has the meaning set forth in Section 4.2.1 of this Agreement.

“Warranties” has the meaning set forth in Section 2.2.10 of this Agreement.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

2. PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1 Purchase and Sale. Seller agrees to sell the Assets to Purchaser and Purchaser agrees to buy the Assets from Seller, all in accordance with the terms and conditions set forth in this Agreement.

2.2 Description of the Assets. In this Agreement, the term “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1 Leasehold Interests. The Leasehold Interests.

2.2.2 Improvements. All Improvements.

2.2.3 Fixtures. All of Seller’s right, title and interest to any fixtures located on, attached to and/or forming a part of the Property, other than those which constitute the Improvements (the “Fixtures”)

2.2.4 Personal Property. All of Seller’s tangible personal property located at the Property, including, without limitation, any and all furniture, equipment, machinery, tools, and appliances, located at or used in connection with the Property, a complete listing of which is attached as Schedule 2.2.4 (the “Personal Property”).

2.2.5 Tenant Leases. All of Seller’s right, title and interest in and to all leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Property, a complete listing of which is attached hereto as Schedule 2.2.5 (collectively, the “Tenant Leases”) together with all security deposits held by Seller thereunder.

2.2.6 Intellectual Property. All of Seller’s right, title and interest (if any) in and to any Intellectual Property related to the Property, including (if any) all trade names and trademarks associated with the Property and Improvements.

2.2.7 Facility Contracts. To the extent assignable or transferable, all of Seller’s right, title and interest in and to any contracts, including, but not limited to, maintenance, service and supply contracts, and all other similar agreements for goods or services which are applicable to the operation of the Property (the “Facility Contracts”), which Facility Contracts are set forth in Schedule 2.2.7, together with all deposits made or held by Seller thereunder.

2.2.8 Transferred Licenses and Permits. All of Seller’s right, title and interest in and to the Transferred Licenses and Permits together with any deposits made by Seller thereunder.

2.2.9 Plans and Specifications. To the extent assignable or transferable, all of Seller’s right, title and interest in and to any plans and specifications, blue prints, architectural plans, and engineering diagrams which specifically relate to the Property (the “Plans and Specifications”).

2.2.10 Warranties. To the extent assignable or transferable, all warranties and guaranties held by Seller with respect to any of the Assets (the “Warranties”).

2.2.11 Intangible Assets. To the extent assignable or transferable, all of Seller’s right, title and interest in and to any and all drawings, surveys, environmental and soil reports, telephone and facsimile numbers listing in directories, vendor and supplier lists and files, credit records, security codes and any unexpired guaranties or warranties (collectively, the “Intangible Assets”).

2.2.12 Books and Records. Copies of all of Seller’s books and records which relate to the use, ownership or operation of any of the Assets, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product, any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property, market studies, appraisals, any documents pertaining to any potential acquisition of the Property by any past or prospective purchasers, and any third Person purchase inquiries (the “Books and Records”).

2.2.13 Other Assets. All other assets, rights, and interest of Seller in and to the Property, not constituting Excluded Assets.

2.3 Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1 Third-Party Assets. Any fixtures, personal property or intellectual property owned by tenants under Tenant Leases or Seller’s property manager.

2.3.2 Accounts Receivable. Seller’s accounts receivable and rents receivable accruing prior to the Closing Date.

2.3.3 Organizational Documents. All Organizational Documents, minutes books, stock registers and such other books and records of Sellers as pertain to the ownership, organization or existence of Sellers.

2.3.4 Cash. All cash on hand and cash equivalents, including bank accounts, money market funds and temporary cash investments.

2.4 Retained Liabilities. The parties acknowledge that Purchaser is acquiring the Assets only and, as such, Purchaser shall not have any obligations or liabilities concerning or in any way relating to, arising or accruing from the ownership or operation of the Property prior to Closing, unless the same are explicitly assumed pursuant to the terms of this Agreement (“Retained Liabilities”). The rights and obligations of the Parties under this Section 2.4 shall survive the Closing.

2.5 Assumed Liabilities. At Closing, Purchaser shall assume (i) all Liabilities under the Ground Lease, Tenant Leases, Facility Contracts and Transferred Licenses and Permits that are not Retained Liabilities and which arise or accrue on or after the Closing Date, (ii) the payment of Taxes and assessments which arise or accrue on or after the Closing Date, and (iii) any and all obligations or liabilities concerning or in any way relating to, arising or accruing from the ownership or operation of the Property or Assets arising on or after the Closing or as a result of Purchaser’s acts or omissions (“Assumed Liabilities”). The rights and obligations of the Parties under this Section 2.5 shall survive Closing.

3. PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets is Fourteen Million and No/100 Dollars ($14,000,000.00) (the “Purchase Price”), which shall be adjusted at Closing as expressly set forth in this Agreement.

3.2 Deposit.

3.2.1 Deposit. Within three (3) Business Days after the Effective Date, Purchaser shall deliver to Escrow Agent the sum of TWO HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($250,000.00), which shall be held by the Escrow Agent as a deposit under this Agreement (the “First Deposit”). Unless this Agreement is terminated prior to the expiration of the Inspection Period, whereupon the First Deposit shall be promptly returned by Escrow Agent to the Purchaser, Purchaser shall, within three (3) Business Days following the expiration of the Inspection Period, deposit with the Title Company an additional sum equal to TWO HUNDRED FIFTY THOUSAND AND NO/100 Dollars ($250,000.00) (the “Second Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer. The First Deposit and the Second Deposit (together totaling $500,000.00), together with any interest earned thereon as provided herein, shall hereinafter be referred to collectively as the “Deposit”.

3.2.2 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an interest-bearing account, under Purchaser’s taxpayer identification number of 36-4813948 pursuant to the terms and conditions of this Agreement with such changes thereto as may be agreed to by Seller and Purchaser pursuant thereto. The Deposit shall be fully refunded to Purchaser upon termination of this Agreement by Purchaser prior to the expiration of the Inspection Period and otherwise if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement. Otherwise, it shall be non-refundable to Purchaser except as expressly provided in this Agreement. If the Deposit is to be paid to Seller under the provisions of this Agreement, Escrow Agent shall pay the Deposit to Seller in the manner and on the terms and conditions set forth herein. Escrow Agent shall not be responsible for any penalties, or loss of principal or interest or any delays in the withdrawal of the Deposit which may be imposed by the depository as a result of the making or redeeming of the investment pursuant to the instructions of Purchaser and Seller, nor shall Escrow Agent be liable for any loss or impairments of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such a loss or impairment results from the failure, insolvency or suspension of such financial institution. Escrow Agent is not responsible for levies by taxing authorities based on the taxpayer identification number used to establish the Account. Purchaser and Seller are aware of the Federal Deposit Insurance Corporation (“FDIC”) coverage limits for each individual depositor. Further, Purchaser and Seller understand that Escrow Agent assumes no responsibility for any loss that occurs due to any individual depositor’s account balance exceeding the amount, if any, insured by the FDIC, and Purchaser and Seller will not hold Escrow Agent liable for any such loss. Purchaser and Seller further understand that certain banking instruments are not covered at all by FDIC insurance. The Deposit held by Escrow Agent shall be subject to the provisions of Chapter 717, Florida Statutes.

3.2.3 Disbursement of Deposit to Seller. At Closing, Purchaser shall cause the Escrow Agent to disburse the Deposit to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit.

3.2.4 Refund of Deposits to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Deposit under any express provision of this Agreement, then the Escrow Agent shall disburse the Deposit to Purchaser no later than two (2) Business Days after termination.

3.2.5 Forfeiture of Deposit. If Purchaser’s Default occurs and remains uncured beyond any applicable cure period, upon the expiration of such cure period, Purchaser shall forfeit the Deposit and Escrow Agent shall disburse the Deposit to Seller no later than two (2) Business Days after the expiration of such cure period. In such case, pursuant to Section 10.2, the Deposit shall be Seller’s sole and exclusive remedy except as otherwise set forth in this Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

3.2.6 Disagreements Regarding Deposit. If Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid or if a dispute should develop between Seller and Purchaser concerning the disposition of the Deposit, then in any such event, Escrow Agent shall pay the Deposit in accordance with the joint (or consistent) written instructions of Seller and Purchaser. In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent shall have served written requests for such joint (or consistent) written instructions upon Seller and Purchaser, Escrow Agent shall have the right to pay all of the Deposit into a court of competent jurisdiction in Orlando, Florida, and to interplead Seller and Purchaser in respect thereof; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with the Deposit.

3.2.7 Escrow Agent’s Costs and Expenses. If costs and expenses (including attorneys’ fees) are incurred by Escrow Agent because of litigation or any dispute between Seller and Purchaser arising out of the holding of the Deposit, the non-prevailing party in such dispute shall reimburse Escrow Agent for reasonable costs and expenses incurred. Seller and Purchaser hereby agree and acknowledge that Escrow Agent assumes no Liability in connection with the holding or investment of the Deposit pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the disposition of the Deposit, Escrow Agent may seek advice from its own counsel and, provided that Escrow Agent tenders the Deposit into a court of competent jurisdiction in Orlando, Florida, Escrow Agent shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent’s counsel. Seller and Purchaser hereby agree and acknowledge that the Escrow Agent assumes no Liability in connection with the holding or investment of the Deposit pursuant hereto, and Seller and Purchaser hereby agree to indemnify and hold Escrow Agent harmless from and an all liability, costs, damages, including court costs and attorney’s fees, which Escrow Agent may in good faith sustain or incur in connection with this Agreement, except for the gross negligence or willful misconduct of Escrow Agent and its employees and agents.

3.3 Payment of Purchase Price.

3.3.1 Payment at Closing. At Closing, Purchaser shall pay to Seller (as directed by Seller) by wire transfer an amount equal to the Purchase Price (as adjusted pursuant hereto), less the Deposit.

3.3.2 Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated between the Property and the Personal Property for federal, state and local tax purposes as may be mutually determined by Purchaser and Seller in their reasonable discretion prior to the expiration of the Inspection Period.

4. DUE DILIGENCE AND INSPECTION

4.1 Right to Inspect.

4.1.1 At all times prior to Closing, Purchaser and Purchaser’s Inspectors shall, subject to at least one (1) business day’s prior notice to Seller’s property manager, Bonne J. Piccirilli, (Telephone: 816-412-8420, E-Mail: bpiccirilli@blockllc.com) (except that for any invasive testing permitted herein or any requested tenant interview at least two (2) business day’s prior notice shall be provided), have the right to enter upon the Property at reasonable times and to perform, at Purchaser’s expense, such Inspections of and concerning the Assets, as Purchaser may reasonably deem appropriate. Upon one (1)

Business Days’ notice, Purchaser shall have the right to meet and interview Persons involved in the management and operation of the Property to discuss the business operations, including the revenues, expenses, operation and physical condition of the Assets, and shall have the one-time right to meet and interview tenant representatives (provided, however, Purchaser shall have the right to conduct follow-ups with tenants if reasonably required by Purchaser). In addition, Purchaser shall have the right, but not the obligation, to contact such Governmental Authorities as it may elect in connection with the transactions contemplated by this Agreement. The Inspections shall not unreasonably interfere with the operation of the applicable Property or the tenant’s operations thereon. Purchaser shall allow Seller the opportunity to participate in any communication with a tenant or Governmental Authority and to be present for any physical Inspections of the Assets, but such right to have a Seller representative present shall not cause a material delay in any such communications or Inspections. Within three (3) Business Days following the Effective Date, to the extent in Seller’s possession or reasonable control, Seller shall furnish to Purchaser, or make available to Purchaser via an electronic “war room,” all information with respect to the Assets, each of which will be, to Seller’s Knowledge (except for any documents delivered by Seller pursuant to Sections 5.1.9, 5.1.10, 5.1.13, and 5.1.23, which are being furnished by Seller without a “Seller’s Knowledge” qualifier), a true, correct and complete copy of the document it purports to be, including but not limited to the following (collectively, “Seller Disclosure Materials”):

(i) All Warranties which are still in effect to which Seller may be entitled to make a claim;

(ii) All licenses and permits relating to Seller’s ownership of the Leasehold Interests and Improvements (the “Licenses and Permits”);

(iii) The most recent real estate tax statements with respect to the Property, if any;

(iv) The surveys, engineering and architectural plans, drawings and specifications relating to the Property, as applicable, including, without limitation, the Plans and Specifications;

(v) All contracts affecting the Assets in any material respect;

(vi) Copies of the Books and Records;

(vii) The Ground Lease and all Tenant Leases and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on Purchaser after the Closing;

(viii) Three (3) years of certified financial statements for the MOB; and,

(ix) All other information and documentation that Purchaser may reasonably request in writing regarding the Assets so long as such information and documentation is in Seller’s possession or control, and is not proprietary.

From the Effective Date through Closing, Seller shall reasonably cooperate with Purchase, at Purchaser’s expense, in the conduct of its Inspections of the Assets and shall answer any reasonable questions of Purchaser and provide updates of the rent rolls and other financial information provided as set forth above or otherwise in the Agreement as the same are produced or at the request of Purchaser and in any event five (5) Business Days prior to Closing. Purchaser and Purchaser’s Inspectors shall take all reasonable precautions to not interfere with Seller’s operations of the Assets, make reasonable commercial efforts to minimize the impact on the Property of any Inspections and coordinate with Seller regarding communications with Seller’s employees and Governmental Authorities relating to the Inspections. With respect to physical Inspections of the Assets to be conducted by Purchaser (e.g., environmental Inspections), Purchaser shall retain professional third-party consultants to complete such Inspections and shall require such third-party consultants to maintain liability insurance coverage for their activities that is consistent with liability insurance coverage customarily maintained by similar professional third-party consultants, provided that in all events such liability insurance shall be in an amount at least equal to One Million Dollars ($1,000,000) combined single limit. Upon Seller’s request, Purchaser shall provide evidence of such insurance coverage. Such insurance shall (a) name Seller and Ground Lessor as additional insureds, (b) contain a provision that the insurance provided thereunder shall be primary and noncontributing with any other insurance available to Seller, and (c) otherwise be in a form and substance reasonably satisfactory to the Seller (which approval Seller agrees to provide within one (1) business day following receipt of evidence of insurance and, if Seller fails to respond within one (1) business day, such failure to respond shall be deemed approval by Seller). Notwithstanding the foregoing, Seller agrees to reasonably co-operate with Purchaser if, after commercially reasonable efforts, Purchaser is unable to cause a third-party consultant to strictly comply with the insurance requirements set forth herein so long as such third-party consultant otherwise provides insurance which is generally consistent with insurance coverage customarily maintained by similar professional third-party consultants. Such third-party consultants will be notified of and advised to comply with the confidentiality provisions set forth in this Agreement. If Purchaser or Purchaser’s Inspectors intend to undertake or perform any “Phase II” environmental studies or other invasive or destructive testing, sampling or studies, Purchaser shall first obtain Seller’s written approval, such approval not to be unreasonably withheld, conditioned or delayed. Purchaser shall, immediately after any entry, inspection or test, restore the Assets, in all material respects and at its sole cost, to the condition which existed immediately prior thereto (to the extent practicable), including replacing paving and landscaping. If a lien is placed against the Property as a result of Purchaser’s inspections, Purchaser shall use commercially reasonable efforts to pay or cause to be removed such liens within ten (10) days of written notice thereof, but in any event such lien shall be paid or caused to be removed by Purchaser or Inspecting Parties within thirty (30) days of written notice thereof. The foregoing restoration obligations of Purchaser shall survive the Closing or earlier termination of this Agreement. In the event this Agreement is terminated by Purchaser pursuant to the terms hereof and, at the time of termination, any lien placed against the Property as a result of Purchaser’s inspections remains in place, Escrow Agent may retain such portion of the Deposit as is required to satisfy such lien until such time as the lien is released. In the event the transaction contemplated by this

Agreement is not consummated, Purchaser shall return to Seller any and all due diligence materials provided by Seller to Purchaser hereunder. All Inspections shall be performed in accordance with all applicable laws. Subject to any limitations imposed by any third party consultant, Purchaser shall promptly, following Seller’s written request, provide Seller with full and complete copies of all reports, studies, surveys and other written materials developed by or provided to Purchaser in connection with all inspections, tests and studies conducted by or on behalf of Purchaser.

4.2 Matters Relating to Title.

4.2.1 State of Title. Purchaser may obtain a current title commitment (the “Title Commitment”) with respect to the Property from the Title Company, together with legible copies of all title exception documents. Purchaser may also obtain, at its own cost, the Survey during the Inspection Period. Within ten (10) Business Days after the date of receipt by Purchaser of the Title Commitment and Survey (but in any event, five (5) calendar days prior to the expiration of the Inspection Period), Purchaser may submit to Seller a written Notice from Purchaser (“Title Notice”) specifying any alleged defects in or objections to the title shown in the Title Commitment or any of the Survey. Any matters to which Purchaser objects in the Title Notice shall constitute “Title Exceptions”, and any survey defects to which Purchaser objects in the Title Notice shall constitute “Survey Defects” (the Title Exceptions and Survey Defects shall collectively be referred to as the “Unpermitted Exceptions”). Seller shall notify Purchaser in writing within five (5) Business Days of receiving the Title Notice (the “Exception Cure Period”) whether Seller will cure any Unpermitted Exceptions set forth in the Title Notice and, if Seller elects to cure such Unpermitted Exceptions, Seller shall do so at its own expense (the failure to so notify Purchaser within such five (5) Business Days being deemed an election not to cure such Unpermitted Exceptions). Upon Purchaser’s failure to timely object, all matters shown on the Title Commitment or on the Survey shall thereafter be deemed a “Permitted Exception”. Any matter which Seller elects or is deemed to have elected not to cure shall also be deemed a Permitted Exception unless Purchaser elects to terminate this Agreement by written notice to Seller within five (5) Business Days after Purchaser receives written notice of Seller’s election not to cure such objection or Seller is deemed to have elected not to cure such Unpermitted Exception. If Seller elects to cure any or all of the Unpermitted Exceptions, but is unable to complete the cure of such Unpermitted Exceptions before Closing, Purchaser shall have the right, in its absolute discretion, to elect, upon written notice to Seller within five (5) Business Days of written notice from Seller that Seller is unable to cure such Unpermitted Exceptions, to either (A) proceed to the Closing in which event any such Unpermitted Exceptions shall be deemed to be Permitted Exceptions; or (B) to proceed pursuant to Section 4.2.2. Failure by Purchaser to deliver the notice referred to in the immediately preceding sentence shall be deemed an election under (B) above and failure of Seller to cure any default it has elected to cure hereunder shall be an Event of Default. Notwithstanding anything to the contrary in this Agreement, the Ground Lease and the Declaration shall be Permitted Exceptions.

4.2.2 Failure of Title. If on the Closing Date the Leasehold Interests and Improvements are not insurable or are subject to any Unpermitted Exceptions, Purchaser may elect, as its sole right and remedy, either (i) to take such title to such interests as can be conveyed, with no abatement of the Purchase Price (except for abatement to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (ii) to terminate this Agreement and proceed pursuant to Article 10 below.

4.2.3 Updated Title Commitment and Survey. If prior to Closing any update of the Title Commitment discloses any Title Exception which is not disclosed in a Title Commitment previously obtained by Purchaser and does not arise by, through or under Purchaser (a “New Title Exception”), or any update of the Survey obtained by Purchaser discloses any Survey Defect which is not disclosed in the Survey previously obtained by Purchaser (a “New Survey Defect”), Purchaser shall notify Seller of any objections thereto within five (5) days of receipt of such Title Commitment or Survey. If Purchaser sends such an objection, the Parties shall have the same rights and obligations with respect to such matters as apply to Unpermitted Exception under Section 4.2.1. Seller will not, during the term of this Agreement, create or permit to exist any New Title Exception or New Survey Defect without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

4.2.4 Title Policy. At Closing, Purchaser shall take such steps as may be necessary to cause the Title Company to issue a standard leasehold’s title insurance policy to Purchaser (the “Title Policy”) and a standard loan title insurance policy to Purchaser’s lender, as applicable, subject only to the applicable Permitted Exceptions.

4.2.5 Conveyance of the Leasehold Interests and Improvements. At Closing Seller shall convey the Leasehold Interests via the form of Assignment and Assumption of Ground Lease attached hereto as Exhibit 4.2.5 and the Improvements to Purchaser via the Deed, subject only to the Permitted Exceptions (provided, however, neither Assignment nor Deed shall list as a Permitted Exception any exception for any matters appearing solely on the Survey and not otherwise appearing in the public records of Johnson County, Kansas).

4.3 Assignment and Assumption of Facility Contracts, Tenant Leases, and Transferred Licenses and Permits. On the Closing Date, the Tenant Leases shall be assigned by Seller and assumed by Purchaser as of the Closing Date pursuant to the assignment and assumption agreement described in Section 8.3.4 and the Facility Contracts and Transferred Licenses and Permits shall be assigned by Seller and assumed by Purchaser as of the Closing Date pursuant to the assignment and assumption agreement described in Section 8.3.5. Notwithstanding the foregoing, on or before the termination of the Inspection Period, Purchaser shall identify in writing to Seller (i) which Facility Contracts it agrees to assume, and (ii) any such Facility Contracts it does not agree to assume, and Seller shall retain such Facility Contracts as Retained Liabilities or terminate such disapproved Facility Contracts at its sole cost and expense as of the Closing Date. Notwithstanding anything to the contrary, Purchaser shall not be responsible for the obligations under any Facility Contracts that it does not expressly approve in writing during the Inspection Period and assume in the assignment and assumption.

4.4 Purchaser’s Election Whether or Not to Proceed. If Purchaser determines in its sole discretion for any reason, or no reason at all, that it does not desire to acquire the Assets and Purchaser notifies Seller and the Escrow Agent of such determination in writing prior to the expiration of the Inspection Period, then the Deposit shall be returned to Purchaser, this Agreement shall be of no further force or effect, and the Parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). In any instance where Purchaser has the discretion to elect to terminate this Agreement, and in fact does elect to terminate this Agreement pursuant to this Article 4, Escrow Agent shall return the Deposit to Purchaser without further instructions, consent or written authorization by Seller. This provision shall constitute the mutual escrow instructions to Escrow Agent and Escrow Agent shall be entitled and required to rely upon such instructions to return the Deposit to Purchaser without consent or further action by Seller.

4.5 Release and Indemnification. Purchaser (for itself and all Purchaser’s Indemnitees) hereby releases Seller’s Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the gross negligence or willful misconduct of Seller’s Indemnitee. Purchaser shall indemnify, save, insure pay, defend and hold harmless Seller’s Indemnitees in accordance with Article 12 from and against any Indemnification Loss incurred by Seller’s Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the gross negligence or willful misconduct of Seller’s Indemnitee.

4.6 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Seller’s Due Diligence Materials or the source(s) thereof. Purchaser further acknowledges that, except as expressly set forth in this Agreement, some if not all of the Seller’s Due Diligence Materials were prepared by third parties other than Seller. Except as expressly set forth in this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Seller’s Due Diligence Materials, or in any other written or oral communications transmitted or made available to Purchaser. Except as expressly set forth in this Agreement including Seller’s representations and warranties in Section 5.1 Purchaser shall rely solely upon its own investigation with respect to the Property and Assets, including, without limitation, the Property’s Asset’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Seller’s Due Diligence Materials and are providing the Seller’s Due Diligence Materials solely as an accommodation to Purchaser.

5. REPRESENTATIONS AND WARRANTIES

5.1 Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, Seller hereby makes the representations and warranties in this Section 5.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date, except as updated in accordance with Section 13.20.

5.1.1 Organization and Power. Seller is duly formed, validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the State of Kansas.

5.1.2 Authority and Binding Obligation. (i) Seller has obtained the approval of its members of this Agreement and the transactions described herein and has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by it pursuant to this Agreement (the “Seller’s Documents”), and to perform all obligations required of it under this Agreement and each of Seller’s Documents; (ii) the execution and delivery by Seller of this Agreement and, when executed and delivered, Seller’s Documents, and the performance by Seller of its obligations under this Agreement and, when executed and delivered, each of Seller’s Documents, have been duly and validly authorized by all necessary limited liability company action by Seller; and (iii) this Agreement and, when executed and delivered, Seller’s Documents constitutes, or will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with its and their terms, except to the extent Purchaser itself is in default hereunder or thereunder.

5.1.3 Consent and Approvals; No Conflicts. Subject to the recording of Seller’s Documents, as appropriate, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of Seller’s Documents, or the performance by Seller of any of its obligations under this Agreement or any of Seller’s Documents or the consummation by Seller of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval (a) has been or will be obtained by Seller prior to or at Closing or (b) obtaining such permit, authorization, consent or approval is Purchaser’s responsibility hereunder. There is no agreement to which Seller is a party or, to Seller’s Knowledge, that is binding on Seller which is in conflict with this Agreement. There is no Applicable Law or action or proceeding pending or, to Seller’s Knowledge, threatened against Seller or relating to the Property or the Assets, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

5.1.4 Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting the Property, or any portion thereof.

5.1.5 Compliance with Applicable Law. Seller has not received any written notice of, any violation of any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, COBRA, and Environmental Laws), with respect to the ownership, operation, use, maintenance or condition of the Property which has not been cured or dismissed with prejudice.

5.1.6 Litigation. Except as set forth on Schedule 5.1.6, Seller has not (i) been served or threatened in writing with any court filing in any litigation with respect to any Assets in which Seller is named a party which has not been resolved, settled or dismissed and which could result in a material or adverse impact on the Assets or Seller’s title to any of the Assets or (ii) received written notice of any claim, charge or complaint from any Governmental Authority pursuant to any administrative, arbitration, or similar adjudicatory proceeding with respect to any Assets which has not been resolved, settled or dismissed.

5.1.7 Taxes. All Taxes which would be delinquent if unpaid at Closing will be paid in full or prorated at Closing as part of the prorations pursuant to Article 9; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. Seller has not received any written notice for an audit or delinquency of any Taxes with respect to any Assets which has not been resolved or completed. To Seller’s Knowledge, there are no outstanding unpaid municipal assessment notices against the Assets. Seller is not currently contesting any Taxes with respect to any Assets. All state and local Tax returns and Tax reports required to be filed by Seller with respect to the Assets on or before the date hereof have been timely filed with the appropriate governmental agencies. All Taxes and other assessments and levies which Seller is required by law to withhold or to collect with respect to the Assets have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. Other than extensions to file any Seller’s tax returns, there are no agreements by Seller for the extension of time for the assessment of any Tax.

5.1.8 Licenses and Permits. To Seller’s Knowledge, Seller has made, or will make, available to Purchaser a true and complete copy of the Licenses and Permits that are necessary for the ownership and operation of the Assets. Seller shall close or caused to be closed any open building permits or open notices of violation prior to Closing.

5.1.9 Ground Lease. To Seller’s Knowledge, the Ground Lease is in full force and effect and neither Seller nor Ground Lessor is in breach or default under any obligation thereunder, or any provision thereof. Seller has received no written notice of default under the Ground Lease nor has Seller served upon Ground Lessor written notice of default by Ground Lessor under the Ground Lease. Other than the Ground Lease or Permitted Exceptions, there are no additional agreements between Seller and Ground Lessor that will be binding on Purchaser after the Closing. Seller has provided to Purchaser a true, correct, and complete copy of the Ground Lease and all amendments thereto.

5.1.10 Tenant Leases. Schedule 2.2.5 sets forth a true, correct and complete list and rent roll with respect to the Tenant Leases, and Seller has made available to Purchaser for review a copy of each of the Tenant Leases in Seller’s possession, which are true, correct and complete copies of the Tenant Leases in all material respects. Neither Seller nor, to Seller’s Knowledge, any tenant is in breach or default of any Tenant Leases and Seller has not given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured. No rents due under any of the

Tenant Leases are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering the Property which shall be satisfied prior to or in connection with the Closing. Except as set forth in Schedule 2.2.5, no tenants are entitled to any rebates, rent concessions or free rent and there are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy or any extension thereof of tenants under the Tenant Leases. Except as set forth on Schedule 2.2.5, no rent under any of the Tenant Leases has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Tenant Leases and except for prepayments set forth in the Tenant Leases). No tenant has notified Seller in writing of its intent to terminate its Tenant Lease prior to expiration of the term of such Tenant Lease. Prior to Closing, Seller will deliver to Purchaser an updated rent roll signed by a representative of Seller which shall contain information current as of no earlier than five (5) Business Days prior to Closing and shall replace Schedule 2.2.5 for all purposes under this Agreement.

5.1.11 Possession. Except pursuant to the Permitted Exceptions, Tenant Leases, and Facility Contracts, no Person other than Seller has any license, lease or other right pursuant to an agreement signed by or on behalf of Seller or Seller’s property manager relating to the use or possession of the Property or any part thereof.

5.1.12 Purchase Rights. To Seller’s Knowledge, there are no options or other agreements of any kind, whereby any Person other than Purchaser will have acquired or will have any right to acquire title or interest to all or any portion of the Assets, and to Seller’s Knowledge, there are no purchase contracts, options or other agreements of any kind, whereby any Person will have any right to acquire title or interest to all or any portion of the Assets, except for the except for the right of first refusal held by Ground Lessor and Las Encinas Hospital, a California corporation, under the Declaration (the “ROFR”).

5.1.13 Facility Contracts. Schedule 2.2.7 sets forth a true, correct and complete list of the Facility Contracts. The copies heretofore delivered to Purchaser are true, correct and complete in all material respects. To Seller’s Knowledge, no party to the Facility Contracts is in breach or default under any material obligation thereunder or any provisions thereof and each of the Facility Contracts is in full force and effect in accordance with its terms. With respect to any Persons whose consent is required as a condition to Seller’s assignment of the Facility Contracts to Purchaser at Closing, Seller covenants to employ diligent, good faith efforts to obtain such consent(s) in writing (in a form reasonably acceptable to Purchaser) prior to the Closing Date.

5.1.14 Bankruptcy. Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Seller is able to repay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Seller has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

5.1.15 Labor and Employment Matters. Seller is not a party to any collective bargaining agreement or relationship with any labor union that affects the Assets.

5.1.16 Construction Contracts. There are no outstanding contracts made by Seller for the construction or repair of any Improvements, and Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to any portion of the Property prior to the Closing to the extent any such lien is not bonded over pursuant to Applicable Law.

5.1.17 Insurance Policies. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Assets which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor. Seller shall maintain uninterrupted insurance coverage through the Closing Date.

5.1.18 Environmental Condition of Property. To Seller’s Knowledge, there are no underground storage tanks on the Property and the Property does not contain any Hazardous Materials (other than any Hazardous Materials situated at the Property in the Ordinary Course of Business or the ordinary course of business of any tenant or other occupant of the Property which are stored, held, used and disposed of in compliance with Environmental Laws) and there are no Environmental Claims, Environmental Liabilities or violations of Environmental Laws in respect of the Property.

5.1.19 Management Agreements. As of the Closing Date, there will be no management agreements with respect to the Assets, other than those approved in writing by Purchaser prior to Closing. Seller’s existing management agreement for the Assets shall be terminated by Seller effective as of the Closing Date.

5.1.20 Compliance with Of-Record Matters. Seller has not received, nor given, any written notice, nor does Seller have any knowledge, of any material violation of any easement, restriction, covenant, declaration or other matter of record which has not been cured or dismissed and there exists no breach or default with respect to any such matter.

5.1.21 Finders and Investment Brokers. Other than Holliday Fenoglio Fowler, Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transactions contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement. Seller shall be solely responsible for all amounts owing to Holliday Fenoglio Fowler with respect to this transaction.

5.1.22 Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.23 Financial Statements. The profit and loss statements for the Property which were provided to Purchaser: (i) are true and complete copies of the profit and loss statements for such periods prepared by Seller in the ordinary course of its business operations with respect to the Property; (ii) have been prepared using an accrual method of accounting; and (iii) present fairly, in all material respects, the operation results of the Property for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements and financial notes and qualifications to such statements. No later than five (5) Business Days prior to Closing, Seller will deliver to Purchaser then-current profit and loss statements for the Property.

5.1.24 ERISA. Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the transactions contemplated pursuant to this Agreement, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

5.1.25 Intellectual Property. To Seller’s Knowledge, Seller does not own, license or control any Intellectual Property in connection with the Property, including without limitation the name “Overland Park Medical Office Building”. Seller has not received written notification of any claims or actions by any party disputing or challenging Seller’s right to use the name “Overland Park Medical Office Building” or any variation thereof.

5.1.26 Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of Office of Foreign Assets Control (“OFAC”) (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

5.1.27 Restriction of Access. Seller has no knowledge of any current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Property from any highway or road leading directly to or abutting any part of the Property.

5.2 Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transactions described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 5.2, upon which Purchaser acknowledges and agrees that Seller are entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date, except as updated in accordance with Section 13.20.

5.2.1 Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing in the laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. Purchaser has full power and authority to execute and deliver this Agreement and to perform all obligations of Purchaser arising under this Agreement. Subject to Purchaser obtaining approval from its Board of Directors during the Inspection Period, Purchaser has full power and authority to execute and deliver all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of Purchaser arising under each of Purchaser’s Documents. The execution and delivery by the signer on behalf of Purchaser of this Agreement and, when executed and delivered, each of Purchaser’s Documents, and the performance by Purchaser of its obligations under this Agreement, and when executed and delivered, each of Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by Purchaser. This Agreement and, when executed and delivered, each of Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except to the extent Seller is in default thereunder. Unless Purchaser terminates this Agreement prior to the end of the Inspection Period as provided for herein, following the expiration of the Inspection Period, Purchaser shall be deemed to have represented that it has obtained all necessary Board approvals.

5.2.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of this Agreement or the performance by Purchaser of any of its obligations under this Agreement. Other than Purchaser’s Board of Director approval referenced in Section 5.2.2. above, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of Purchaser’s Documents, the performance by Purchaser of any of its obligations under any of Purchaser’s Documents, or the consummation by Purchaser of the transactions contemplated by this Agreement or any of Purchaser’s Documents. Upon receipt of Board of Director approval by Purchaser, neither the execution and delivery by Purchaser of any of Purchaser’s Documents, nor the performance by Purchaser of any of its obligations under any of Purchaser’s Documents, nor the consummation by Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject. Unless Purchaser terminates this Agreement prior to the end of the Inspection Period as provided for herein, following the expiration of the Inspection Period, Purchaser shall be deemed to have represented that it has obtained all necessary Board approvals.

5.2.4 Finders and Investment Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

5.2.5 Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

6. COVENANTS

6.1 Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in Seller’s Due Diligence Materials, Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets which is not generally known to the public shall be confidential except to the extent already within the public domain or as otherwise required by Applicable Law (including but not limited to in connection with public disclosure obligations required by the United States Securities and Exchange Commission). Notwithstanding the foregoing, Purchaser may reveal and deliver Seller’s Due Diligence Materials, Purchaser’s Due Diligence Reports, and all other documents, information, and materials concerning the Property to its agents, representatives, lenders, investors, principals, and Affiliates. Nothing herein shall restrict or limit Seller or Purchaser from communicating with tenants, lenders, contract parties, owners associations, or government officials or bodies in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or Purchaser from contacting Seller’s company officials, property engineers and architects, and other third-party consultants assisting Purchaser in its investigation of the Assets, subject to Section 6.1.3. Nothing herein shall restrict Purchaser from communicating the existence and progress of the transactions contemplated by this Agreement to its agents, representatives, potential managers, lenders, investors, principals or affiliates. Nothing herein shall restrict or limit Seller from communicating the existence and progress of the transactions contemplated by this Agreement to their lenders.

6.1.2 Public Announcements. Prior to Closing, no Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the prior approval of the other Party. Seller and Purchaser shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by any other Party shall be required. Following Closing, each Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the necessity of approval by the other Party.

6.1.3 Communication with Governmental Authorities. Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Assets and the operation of the Property and request written or verbal confirmation of zoning and any other compliance by the Assets with any Applicable Law. Purchaser and its representatives and consultants shall have the right to contact Governmental Authorities to pursue the issuance of any Licenses and Permits desired by Purchaser.

6.2 Assessments. Any assessments by any Governmental Authority or as a result of any bonds for improvements or other work at any portion of the Property that pertain to the period prior to Closing shall be the responsibility of and paid by Seller, but if assessed in installments, only to the extent relating to the period prior to Closing, and Seller shall indemnify, save, insure, pay, defend and hold Purchaser harmless from and against any claims therefor any Liability arising therefrom. Any assessments by any Governmental Authority or as a result of any bonds for improvements or other work at any portion of the Property that pertain to the period on and after the Closing shall be the responsibility of and paid by Purchaser, but if assessed in installments, only to the extent relating to the period on or after the Closing, and Purchaser shall indemnify, save, insure, pay, defend and hold Seller harmless from and against any claims therefor any Liability arising therefrom. The obligations under this Section 6.2 shall survive Closing.

6.3 Conduct of the Operations of the Property.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the Effective Date until Closing or earlier termination of this Agreement, Seller shall conduct the operations of the Property in the Ordinary Course of Business including, without limitation, (i) performing maintenance and repairs to the Property in the Ordinary Course of Business provided, that Seller shall have no obligation to make any capital improvement (unless required pursuant to the terms of a Tenant Lease); and (ii) maintaining insurance coverage consistent with Seller’s risk management policies in place as of the date hereof; and (iii) replacing and/or repairing Personal Property in the

Ordinary Course of Business. Seller shall maintain the Assets in accordance with the Ordinary Course of Business (such obligation to include the maintenance of Seller’s casualty and liability insurance policies in the Ordinary Course of Business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain provided, that Seller shall have no obligation to make any capital improvement (unless required pursuant to the terms of a Tenant Lease). Purchaser shall have the right to inspect the Assets prior to Closing to determine if any Seller has breached the covenants of such Seller in this Section 6.3.1. Seller in all material respects shall comply with the terms conditions and requirements under the Facility Contracts, Tenant Leases, and Licenses and Permits, and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same). Seller shall not sell, remove or otherwise dispose of any Assets other than in the Ordinary Course of Business.

6.3.2 Facility Contracts, Tenant Leases and Licenses and Permits. From the expiration of the Inspection Period until Closing or earlier termination of this Agreement, Seller shall not, (i) without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, amend, extend, renew or terminate any of the existing Facility Contracts, Tenant Leases or Licenses and Permits except in the Ordinary Course of Business, or (ii) without Purchaser’s prior written consent in its sole discretion procure any new contract that will be binding on Seller or the Property after the Closing, Tenant Leases or licenses and permits, except, in each instance, in the Ordinary Course of Business, or in the event that Seller is required to act on an emergency basis to enter into any such contract to prevent material damages to the Assets or the operation of the Property. Notwithstanding the foregoing, from the Effective Date until the Closing or earlier termination of this Agreement, should Seller enter into any amendment, extension, renewal or termination of any of the existing Facility Contracts, Tenant Leases or Licenses and Permits or enter into any new contracts, tenant leases or licenses and permits, whether or not in the Ordinary Course of Business, without Purchaser’s prior written consent, or should Seller become aware of any contracts or licenses and permits that were not previously disclosed to Purchaser, Seller shall immediately disclose the same to Purchaser in writing, and Purchaser shall have the right take an assignment of such new, amended, extended or renewed contracts, tenant leases and licenses and permits at Closing pursuant to the terms of this Agreement. If Purchaser elects not to take an assignment of any such new, amended, extended or renewed contract, tenant lease, license, or permit, such contract, tenant lease, license or permit shall be deemed a Retained Liability of Seller.

6.3.3 Title. From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not intentionally through any act or omission create any Title Exception which materially or adversely affects any portion of the Property.

6.4 Tax Contests.

6.4.1 Taxable Period Terminating Prior to Closing Date. Seller shall retain the right, at its sole cost and expense, to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings;

provided, however, Seller shall indemnify and hold Purchaser harmless from and against any Indemnification Loss incurred by Purchaser as a result of any Seller exercising its rights to so contest any Taxes under this Section 6.4.1. This Section 6.4.1 shall survive the Closing.

6.4.2 Taxable Period Including the Closing Date. Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding or process to contest any such Taxes for such taxable period, Purchaser, may request Seller to do so (but Seller shall have no obligation to do so). If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within ten (10) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such ten (10) day period, Purchaser shall have the right to contest such Taxes, at Purchaser’s sole cost and expense, and Seller shall reasonably cooperate with respect to any such contest made by Purchaser. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser (subject to the terms of the Tenant Leases) as of the Closing Date, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 6.4.2 shall survive the Closing.

6.4.3 Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.4.3 shall survive the Closing.

6.5 Notices and Filings. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Facility Contracts, the Ground Lease, Tenant Leases, or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Assets.

6.6 Further Assurances. From the Effective Date until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After

Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement.

6.7 Estoppel Certificates/SNDA. Seller shall use commercially reasonable efforts to obtain estoppel certificates (the “Third-Party Estoppels”) and deliver the same to Purchaser at least three (3) Business Days prior to the Closing Date from, the following (collectively, the “Required Third-Party Estoppels”): (i) tenant estoppels from Mid-America Surgery Institute, LLC, a Kansas limited liability company, and Women’s Clinic of Johnson County, Inc., a Kansas corporation (collectively, “Major Tenants”), for their respective Tenant Leases at the MOB; and (ii) a landlord estoppel from Ground Lessor. Seller shall additionally use good faith efforts to obtain prior to Closing tenant estoppels from all other tenants at the MOB and Third-Party Estoppels from any other third party reasonably required by Purchaser as a result of its due diligence regarding the Assets. Seller shall also use commercially reasonable efforts to obtain and deliver to Purchaser at least three (3) Business Days prior to the Closing Date subordination, non-disturbance and attornment agreements from the Major Tenants (the “SNDAs”). Additionally, Seller shall use good faith efforts to obtain and deliver to Purchaser prior to Closing subordination, non-disturbance and attornment agreements from all other tenants at the MOB. The forms of all tenant estoppels and subordination, non-disturbance and attornment agreements required pursuant to this Section shall be as reasonably required by Purchaser’s lender, subject to the terms of the Ground Lease and Tenant Leases, as applicable, and Purchaser shall use commercially reasonable efforts to provide the forms to Seller within fifteen (15) days of the Effective Date. Seller acknowledges that if required by the Title Company, Purchaser’s draft of the landlord estoppel from Ground Lessor may include a written waiver of the ROFR but Seller does not warrant or agree that any such written waiver will be approved by Ground Lessor. Seller further agrees that Purchaser’s draft tenant estoppel from Mid-America Surgery Institute, LLC may include language which grants a royalty and cost-free license to Purchaser (or its assignee) for the use of the name “Mid America Surgery Institute” in marketing materials, U.S. Securities and Exchange Commission filings, and other similar public notices and filings, but Seller does not warrant or agree that any such license will be approved by Mid-America Surgery Institute, LLC. In no event shall Seller be in default hereunder for its failure to obtain any or all of the Third-Party Estoppels or SNDAs (so long as Seller used commercially reasonable efforts to obtain such Third-Party Estoppels or SNDAs), but the delivery of Third-Party Estoppels and SNDAs from the Major Tenants shall be a condition precedent to Purchaser’s obligation (which may be waived by Purchaser in writing specifically waiving such requirement) to acquire the Assets. If, after using commercially reasonable efforts, Seller cannot cause the Major Tenants to execute Third-Party Estoppels and SNDAs reasonably acceptable to Purchaser and acceptable to Purchaser’s lender at least three (3) Business Days prior to the Closing Date, Seller may extend the Closing Date for up to thirty (30) days to allow Seller additional time to obtain Third-Party Estoppels and SNDAs from such Major Tenants. If Seller cannot cause such Major Tenants and Ground Lessor to execute Third-Party Estoppels and SNDAs at least three (3) Business Days prior to the Closing Date (as the same may have been extended pursuant to the previous sentence), Purchaser shall have the right to either (i) terminate this Agreement by delivering written notice to Seller of its election of the same, or (ii) proceed to the Closing notwithstanding Seller’s failure to deliver the missing Third-Party Estoppels and SNDAs, in which event Seller shall provide an estoppel certificate for any Tenant Lease for which Seller failed to obtain an executed Third-Party Estoppel. If Purchaser terminates this Agreement in accordance with the foregoing, the Deposit shall be promptly delivered to Purchaser, and, provided that Seller used good faith, commercially reasonable efforts to comply with the terms of this Section, thereafter neither Party shall have any further rights or obligations hereunder, except as specifically provided in this Agreement.

6.8 Exclusivity. Seller covenants and agrees to refrain during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale of the Assets or any portion thereof or any interest therein, and will deal exclusively with Purchaser in good faith toward the completion of the transaction contemplated herein unless this Agreement shall be terminated as provided herein.

6.9 Bulk Sales. Seller, at no expense to Purchaser, shall comply with all applicable “bulk sales laws” in a timely manner, taking into account the timing of the Closing.

6.10 Employees. At Closing, Seller shall terminate all of its Employees. With respect to wages and benefits of Employees, Seller shall be solely responsible for all wages, salaries, bonuses, employment taxes, withholding taxes, and all accrued vacation days, sick days and personal days accruing prior to the Closing Date in its capacity as Seller. Purchaser shall never be or be deemed the employer of any Employee and shall not be liable to any Employee for any wages, salaries, bonuses, vacation days, sick days or personal days in which said Employee may have acquired an accrued or vested right by virtue of their employment. Seller shall and hereby agree to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any Liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to Employees. Seller shall remain liable for and hereby agree to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any Liability arising out of or relating to medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”) due to Employees under plans in which employees of Seller participate whether prior to or after Closing, and all payments due on the plans providing such benefits. Seller shall also remain responsible for and hereby agrees to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any loss, cost, damage, claims, expense or Liability arising out of or relating to any Seller’s failure to pay (a) any Employee of Seller’s wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes, (b) benefits, whenever due, provided under plans in which Employees of Seller participate, (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA and (d) liability under the WARN Act.

6.11 Post-Closing Audit. If requested by Purchaser, and to the extent required by any Applicable Law, regulations and statutes governing Purchaser or any of its investors, partners or members, Seller acknowledges and agrees to assist Purchaser in conducting, no later than seventy-five (75) days following the Closing Date, an audit of property-level financials for the Property as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser. In connection therewith, Seller agrees to provide to the auditors any and all data and financial information in the possession of Seller which are reasonably necessary or required by the auditors in connection with their preparation and conducting of the foregoing audit. The rights and obligations of Purchaser and Seller under this Section 6.11 shall survive Closing.

6.12 Non-Solicitation. Seller, on behalf of itself and its Affiliates and Subsidiaries, agrees that Seller and its Affiliates and Subsidiaries, shall not directly or indirectly solicit, divert or accept business from any tenant under any of the Tenant Leases, prospective tenant of the MOB, or otherwise interfere with the relationship between Purchaser or any Affiliate of Purchaser and any tenant or prospective tenant of any portion of the Real Property. Notwithstanding the foregoing, general public advertisements by Seller or its Subsidiaries or its Affiliates shall not be deemed a violation or breach of this Section 6.12. The Parties recognize and acknowledge that a breach of this Section 6.12 by Seller or any of its Subsidiaries will cause irreparable and material loss and damage to Purchaser and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Purchaser’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 6.12 shall expressly survive the Closing and shall terminate on the third (3rd) anniversary of the Closing Date.

7. CLOSING CONDITIONS

7.1 Purchaser’s Closing Conditions. Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing (or such other time as specified below) of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 Seller’s Closing Deliveries. All of the Seller’s Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to Purchaser at the Closing.

7.1.2 Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made).

7.1.3 Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

7.1.4 Title Policy. The Title Company shall have irrevocably committed to issue the Title Policy pursuant to Section 4.2.4 with all standard exceptions deleted, all requirements for issuance of each such Title Policy satisfied and deleted, with all endorsements reasonably required by Purchaser.

7.1.5 Change in Environmental Condition of Property. No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a violation of any Environmental Law.

7.1.6 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.7 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.8 Estoppel Certificates/SNDAs. Seller shall have delivered or caused to be delivered all executed Required Third-Party Estoppels and SNDAs as required by Section 6.7 hereof.

7.1.9 Ground Lessor Actions. Ground Lessor shall have consented in writing to the assignment of the Ground Lease by Seller to Purchaser (which consent shall be in a form reasonably approved by Purchaser). Additionally, prior the expiration of the Inspection Period, Seller shall have obtained from Ground Lessor and Las Encinas Hospital, a California corporation, a written waiver of the ROFR or said parties shall be deemed to have waived the ROFR pursuant to the terms thereof.

7.2 Failure of Any Purchaser’s Closing Condition. Subject to Section 6.7, any of Purchaser’s Closing Conditions is not satisfied at Closing (a “Purchaser’s Closing Condition Failure”), and Seller fails to cure such condition failure within five (5) days after written notice is delivered by Purchaser to Seller (excepting a failure to deliver Seller’s Closing Deliveries at Closing for which there shall be no notice or cure period) then Purchaser shall have the right (unless such Purchaser’s Closing Condition Failure was within the discretion or control of Purchaser), in Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except as set forth herein below and except with respect to those which expressly survive such termination, or (ii) waive the Purchaser’s Closing Condition and complete the transactions set out herein, in which event Seller shall have no liability for any Purchaser’s Closing Condition Failure. If Purchaser terminates this Agreement pursuant to clause (i) above and if such termination is by reason of a Purchaser’s Closing Condition Failure (other than Sections 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, or 7.1.9 (provided Seller shall have used commercially reasonable efforts to cause the satisfaction of such Purchaser’s Closing Conditions), then Seller shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement (not to exceed $60,000) within fifteen (15) days following the termination date.

7.3 Seller’s Closing Conditions. Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent, as applicable (the “Seller’s Closing Conditions”):

7.3.1 Receipt of the Purchase Price. Purchaser shall have (i) paid to Seller or deposited with Escrow Agent with irrevocable written direction to disburse the same to Seller, the Purchase Price (as allocated, and as adjusted for prorations pursuant to Article 9) and (ii) delivered irrevocable written direction to Escrow Agent to disburse the Deposit to Seller.

7.3.2 Purchaser’s Closing Deliveries. All of Purchaser’s Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow, to be delivered to the Seller at the Closing.

7.3.3 Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.3.4 Covenants and Obligations. The applicable covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

7.3.5 Adverse Proceedings. No litigation or other court action shall have been commenced by a third-party seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.3.6 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.3.7 Ground Lessor Actions. Ground Lessor shall have consented in writing to the assignment of the Ground Lease by Seller to Purchaser (which consent shall be in a form reasonably approved by Purchaser). Additionally, prior the expiration of the Inspection Period, Ground Lessor and Las Encinas Hospital, a California corporation, shall have provided a written waiver of, or be deemed to have waived, the ROFR.

7.4 Failure of Seller’s Closing Conditions. If any of Seller’s Closing Conditions is not satisfied at Closing (a “Seller’s Closing Condition Failure”), and Purchaser fails to cure such condition failure within five (5) days after written notice from Seller to Purchaser of such failure (excepting a failure to deliver the Purchase Price or Purchaser Closing Deliveries at Closing for which there shall be no cure period) then Seller shall have the right, in Seller’s absolute discretion (unless such Seller’s Closing Condition Failure was within the discretion or control of Seller), to either (i) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller in accordance with Section 3.2.5 (unless such termination is as a result of Seller’s Closing Condition under Sections 7.3.5 or 7.3.6 (provided Purchaser shall have used commercially reasonable efforts to cause the satisfaction of such Seller’s Closing Condition), in which case the Deposit shall be returned to Purchaser) and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Seller.

8. CLOSING

8.1 Closing Date. If both Purchaser’s Closing Conditions and Seller’s Closing Conditions have been satisfied pursuant to Article 7, and subject to any Purchaser’s or Seller’s extension rights as set forth in this Agreement, the closing of the transactions described in this Agreement (the “Closing”) shall occur on the date which is fifteen (15) days following the expiration of the Inspection Period. The Parties shall accomplish the Closing “by mail” with Escrow Agent (the “Closing Escrow”).

8.2 Closing Escrow. In connection with closing this transaction via a Closing Escrow, prior to or at the Closing, the Parties may enter into any supplemental escrow instructions as may be desired by Seller, Purchaser and Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (together, the “Closing Escrow Agreement”) which shall not in any event be in contravention of the terms and conditions of this Agreement. The Closing Escrow Agreement shall provide that (a) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (b) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (c) at Closing, the Purchase Price (as adjusted pursuant to Article 9) and the Deposit shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3 Seller’s Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered to Purchaser, or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, or (with the approval of Purchaser, acting reasonably) otherwise to be delivered or made available to Purchaser upon Closing, all of the following documents, each of which shall have been duly executed by the Seller and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Seller’s Closing Deliveries”), as follows:

8.3.1 Closing Certificate. A closing certificate substantially in the form attached hereto as Exhibit 8.3.1.

8.3.2 Deed. A special warranty deed (the “Deed”) with respect to the Improvements located on the Property (only) substantially in the form attached hereto as Exhibit 8.3.2, conveying all of such Improvements to Purchaser, free and clear of all liens restrictions and encumbrances, subject only to Permitted Exceptions.

8.3.3 Bill of Sale. A Bill of Sale with respect to the Property substantially in the form attached hereto as Exhibit 8.3.3, transferring the Fixtures, Personal Property, Plans and Specifications, Warranties, Intangible Assets, Books and Records and all other assets, all other assets, rights, and interest of Seller in and to the Property, not constituting Excluded Assets to Purchaser.

8.3.4 Assignment and Assumption of Ground Lease and Tenant Leases. For the Ground Lease, an Assignment and Assumption of Ground Lease in substantially the form attached hereto as Exhibit 4.2.5 and for each of the Tenant Leases, an Assignment and Assumption of Tenant Leases in substantially the form attached hereto as Exhibit 8.3.4 transferring Seller’s interest as landlord thereunder to Purchaser.

8.3.5 Assignment and Assumption of Facility Contracts and Licenses and Permits. An Assignment and Assumption of Facility Contracts and Licenses and Permits with respect to the Property substantially in the form attached hereto as Exhibit 8.3.5, assigning the Facility Contracts and Licenses and Permits to Purchaser;

8.3.6 Assignment and Assumption of Intellectual Property. An Assignment and Assumption of Intellectual Property with respect to the Property substantially in the form attached hereto as Exhibit 8.3.6 assigning the Intellectual Property to Purchaser.

8.3.7 Title Requirements. Such agreements, affidavits or other documents as may be reasonably and customarily required by the Title Company from Seller and reasonably approved by Seller to issue the Title Policy, including an affidavit from Seller in favor of the Title Company which shall be sufficient to delete the standard exceptions from the Title Policy. Additionally, Seller agrees to use commercially reasonable efforts to obtain such other documents as may be required by the Title Company to issue a Title Policy without exception for the ROFR as to the sale and purchase contemplated by this Agreement.

8.3.8 Other Declarations. Any transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Assets.

8.3.9 FIRPTA Certificates. An affidavit from Seller with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended) and the regulations issued thereunder and any similar state tax requirements.

8.3.10 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.3.11 Authority Documents. Such resolutions, and incumbency certificates as required by the Title Company to evidence the capacity and authority of any Person signing on behalf of Seller.

8.3.12 Tenant Notices. Executed written notices, to be delivered post-Closing by Purchaser, from Seller to each tenant under the Tenant Leases advising such tenants of the transaction.

8.3.13 Holdback Escrow Agreement. A Holdback Escrow Agreement substantially the form attached hereto as Exhibit 8.3.13 (the “Holdback Escrow Agreement”).

8.3.14 Possession and Keys. Possession of the Property free and clear of all parties in possession, except tenants in possession pursuant to the Tenant Leases or as set forth in the Permitted Exceptions, and duplicates of or access information for all keys, codes and other security devices relating to the Improvements and the Property in Seller’s possession or control.

8.3.15 Property Related Deliveries. On the Closing Date, (1) originals, or copies if originals are not available, of the Ground Lease and Tenant Leases; and (2) in addition, to the extent the foregoing have not heretofore been delivered to Purchaser, Seller shall cause to be delivered to Purchaser: (i) any plans and specifications for the Improvements in Seller’s possession or control; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) originals, or copies if originals are not available, of all Facility Contracts that will be assigned to Purchaser and remain in effect after Closing; (v) copies of all Licenses and Permits that will be assigned to Purchaser; (vi) copies of all Books and Records, whether kept in paper or electronic form; (vii) duplicates of all keys and lock combinations relating to the Assets and (ix) copies of all other materials necessary for the continuity of operations at the Property, together with all files, advertising and promotional information and materials.

8.3.16 Other Documents. Such other documents and instruments as may be reasonably requested by Purchaser or the Title Company in order to consummate the transactions described in this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

8.4 Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the following, each of which, to the extent applicable, shall have been duly executed by Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”):

8.4.1 Purchase Price. The Purchase Price (as adjusted for prorations pursuant to Article 9 and with respect to the Deposit) in the form of immediately available funds delivered by wire transfer, to be paid by Purchaser.

8.4.2 Disbursement Letter. A letter of direction or email to Escrow Agent directing Escrow Agent to disburse the Deposit to Seller.

8.4.3 Closing Certificate. A closing certificate substantially in the form attached hereto as Exhibit 8.4.3.

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by Seller under Section 8.3 which require execution by Purchaser;

8.4.5 Other Documents. Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transactions described in this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

9. PRORATIONS AND EXPENSES

9.1 Closing Statement. No later than the day prior to Closing, the Parties shall jointly prepare or cause the Escrow Agent to prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and Prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be re-prorated after the Closing as expressly set forth in Section 9.2.

9.2 Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Purchaser as follows:

9.2.1 Seller Closing Costs. Seller shall be charged with the following items, all of which shall be paid by Seller at the Closing, and if and only if the Closing occurs: (i) costs of removing any lien, assessment or encumbrance required to be discharged by Seller hereunder in order to convey the Leasehold Interests as herein provided, including, without limitation, any prepayment penalties, defeasance costs, or fees incurred in connection therewith; (ii) legal fees and expenses of Seller; (iii) one-half (1/2) of the Closing fees charged by the Title Company; (iv) the cost of any title premiums, fees, and expenses charged by the Title Company for issuance of the Title Commitment and Title Policy; and (v) such other costs as are typically borne by a seller in the jurisdiction where the Property are located.

9.2.2 Purchaser Closing Costs. Purchaser shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Purchaser’s counsel; (ii) Purchaser’s third-party inspection, review and other acquisition costs, including, but not limited to, appraisal, survey, environmental assessment, and property condition assessments; (iii) the costs or premiums charged by the Title Company to issue any endorsements to the Title Policy or to upgrade the Title Policy for extended coverage which Purchaser may request; (iv) one-half (1/2) of the Closing fees charged by the Title Company; (v) all recording fees for the recording of the Deed and Assignment and Assumption of Ground Lease; (vi) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any new financing obtained by Purchaser; and (vii) such other costs as are typically borne by purchasers in the jurisdiction where the Property are located.

9.2.3 Assessments and Roll-Back Taxes. Certified, confirmed and ratified special assessments liens due and payable before the Closing Date that relate solely to period prior to the Closing Date are to be paid by Seller. Seller shall also pay and be responsible for any “rollback” taxes or retroactively assessed taxes which arise out of or relate to any prior use of the Property by Seller. All other special assessment liens due and payable on or after the Closing Date shall be paid by Purchaser.

9.2.4 Proration of Income and Expenses. All income and expenses (including prepaid expenses) with respect to the Assets shall be prorated on a daily basis between Seller and Purchaser (the “Prorations”) as of 11:59:59 p.m. local time for the Property on the date immediately preceding the Closing Date (the “Proration Date”). In accordance with the terms of this Section 9.2.4, such items to be prorated shall include: (a) Rents and other income received by Seller as of the Proration Date, if any, including prepaid rents; (b) any amounts prepaid, accrued or due and payable under the Facility Contracts; (c) utility charges, if any; (d) payments under agreements assigned to Purchaser, if any; (e) Taxes; and (f) Payments under any leases of personal property used in connection with the operation of the Property, to the extent such leases remain in place at Closing.

(a) Any escrow accounts held by any utility companies, and any cash deposits made by Seller prior to Closing to secure obligations under contracts which will continue after Closing, shall be either paid to Seller or, if assigned to Purchaser, Seller shall receive a credit at Closing for any such deposits.

(b) Seller shall receive all income from the Property attributable to the period prior to the Proration Date and shall, except as otherwise provided for in this Agreement, be responsible for all expenses of the Property attributable to the period prior to the Proration Date. In the event Purchaser receives any payment for rent due for any period prior to the Proration Date or payment of any other receivable attributable to the period prior to the Proration Date, Purchaser shall forward such payment to Seller. Payments received from a tenant shall be allocated first to any current balances due from such party.

(c) Purchaser shall receive all income from the Property attributable to the period from and after the Proration Date and shall, except as otherwise provided for in this Agreement, be responsible for all expenses of the Property attributable to the period from and after the Proration Date. In the event Seller receives any payment for rent due for any period from and after the Proration Date, Seller shall forward such payment to Purchaser. In addition, in the event any Seller has received any pre-paid rent from a tenant for any period from and after the Proration Date, Seller shall forward such pre-paid rent to Purchaser.

(d) If the amount of any Taxes prorated hereunder are not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall re-prorate the Taxes and pay any deficiency or excess in the original proration to the applicable Party promptly upon receipt of the actual bill for the relevant taxable period.

(e) Purchaser shall receive a credit for all security deposits with respect to Tenant Leases that are not transferred by Seller to Purchaser. Purchaser shall not receive a credit for any security deposits held by Seller that are transferred to Purchaser at Closing. Purchaser shall also receive a credit for any outstanding abated rent due with respect to the Tenant Leases. Purchaser shall additionally receive a credit for the “Tenant Improvement Allowance” due to Women’s Clinic of Johnson County, Inc., a Kansas corporation, under the applicable Tenant Lease, which credit shall be in the amount of thirty-four thousand dollars ($34,000).

(f) The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Proration Date. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall re-prorate the amount for such utilities and pay any deficiency in the original Proration to the applicable Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

9.3 Proration Schedule. Seller shall prepare a proposed schedule (the “Proration Schedule”) including the items listed above and any other items the parties determine necessary. Such Proration Schedule shall include all applicable income and expenses with regard to the Property. Seller and Purchaser will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2)  Business Days prior to Closing.

9.4 Re-Prorations. Any amounts that may become due under this Article 9 shall be paid at Closing as can best be determined. A post-closing reconciliation of prorated items shall be made within ninety (90) days after Closing and any amounts due at that time shall be promptly forwarded to the respective Party in a lump sum payment. Any additional amounts that may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Article 9 which cannot be determined within ninety (90) days after Closing (such as, for example, fiscal year end real estate taxes) shall be reconciled as soon as such amounts can be determined. Seller agrees that Purchaser shall have the right to audit the records of Seller in connection with any such post-closing reconciliation. Purchaser agrees that Seller shall have the right to audit the records of Purchaser in connection with any post-closing reconciliation.

9.5 Cash. All cash on hand, escrow and reserve accounts of Seller, accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of Seller. Seller shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets through and including the day preceding the Closing Date and Purchaser shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets from and including the Closing Date.

9.6 Employees. If applicable, Seller will comply with the notice requirements under the COBRA or any similar federal, state or local legislation with respect to any Employees terminated by Seller in connection with this transaction. It is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of Seller attributable to any time period up to, upon and after Closing.

9.7 Leasing Costs. Except as set forth in Section 9.2.4(e), Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension (collectively, “Leasing Costs”) that are due and payable prior to Closing with respect to Leases in force as of or prior to the Effective Date. Additionally, as of Closing, Purchaser shall assume Seller’s obligations for (a) Leasing Costs that are due and payable after Closing with respect to Leases in force as of or prior to the Effective Date, and (b) Leasing Costs incurred with respect to Leases and Lease renewals and extensions executed subsequent to the Effective Date.

10. DEFAULT AND REMEDIES

10.1 Seller’s Default. If, at or any time prior to Closing, Seller fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused in whole or in part by a Purchaser’s Default (and, if such failure is other than a failure to deliver Seller’s Closing Deliveries (for which there shall be no notice or cure period), Seller fails to cure such condition failure within five (5) days after written notice of such failure is delivered by Purchaser to Seller) (a “Seller’s Default”), and no material Purchaser’s Default has occurred which remains uncured, Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, Seller shall reimburse Purchaser for all reasonable, actual, third party out-of-pocket expenses (not to exceed $60,000.00) incurred by Purchaser in connection with the transactions contemplated by this Agreement within fifteen (15) days following the termination date, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) obtain a court order for specific performance. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT MEMBERS, PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.2 Purchaser’s Default. If at any time prior to Closing, Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused in whole or in part by a Seller’s Default (and, if such failure is other than a failure to deliver Purchaser’s Closing Deliveries (for which there shall be no notice or cure period), Purchaser fails to cure such condition failure within five (5) days after written notice of such failure is delivered by Seller to Purchaser) (a “Purchaser’s Default”), and no material Seller’s Default has occurred which remains uncured, then Seller may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller as liquidated damages in accordance with Section 3.2.5, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price.

10.3 Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2, the damages that Seller would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the Parties agree that

Seller shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as Seller’s sole and exclusive remedy for such termination; provided, however, that in addition to the Deposit, Seller shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination. Notwithstanding anything in this Section 10.3 to the contrary, in the event of Purchaser’s Default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property.

11. RISK OF LOSS

11.1 Casualty. If at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Assets or any portion thereof are damaged or destroyed by fire or any other casualty ( a “Casualty”), Seller shall give written notice of each such Casualty to Purchaser promptly after the occurrence of such Casualty, and if such Casualty caused the Assets and Property to be damaged or destroyed such that the cost of repair or replacement is reasonably likely to exceed Five Hundred Thousand and NO/100 Dollars ($500,000.00), Purchaser shall have the right to elect, by providing written notice to Seller within thirty (30) days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (a) terminate this Agreement in its entirety, or (b) proceed to Closing, without terminating this Agreement, in which case the Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible, and (ii) transfer and assign to Purchaser all of the Seller’s right, title and interest in and to all proceeds from all casualty, business interruption, lost profits, and other applicable insurance policies maintained by Seller with respect to the Assets, except those proceeds specifically payable in connection with and allocable to business interruption and lost profits and costs incurred by Seller for the period prior to the Closing to the extent assignable and if such proceeds are not assignable, Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the amount of such proceeds. If Purchaser fails to provide written notice of its election to Seller within such thirty (30) day time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing Date shall, upon Purchaser’s election, be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event that Purchaser terminates this Agreement pursuant to this Section 11.1, the Deposit shall be returned to Purchaser. In the event that Seller proceeds to restore the affected Assets prior to Closing, such work shall be subject to Purchaser’s approval, not to be unreasonably withheld, conditioned or delayed.

11.2 Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation, and if such Condemnation would give any tenant under its Tenant Lease the right to terminate any such Tenant Lease, then Purchaser shall have the right to elect, by providing written notice to Seller within thirty (30) days after Purchaser’s receipt of Seller’s written notice of such Condemnation, to (i) terminate this Agreement in its entirety or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of any such Seller’s right, title and interest in all proceeds and awards from such Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing shall, upon Purchaser’s election, be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event that Purchaser terminates this Agreement (or a portion thereof) pursuant to this Section 11.2, the Deposit shall be returned to Purchaser.

12. SURVIVAL, INDEMNIFICATION AND RELEASE

12.1 Survival. The representations and warranties, covenants and obligations (including without limitations obligations of defense and indemnification) of Seller and Purchaser shall survive Closing or termination of this Agreement until the date which is twelve (12) months after the Closing Date (the “Survival Period”). Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds Twenty-Five Thousand and No/100 Dollars ($25,000). If the threshold set forth in the immediately preceding sentence is met, Seller shall be liable to indemnify Purchaser for the entire amount of Buyer’s damages including the initial $25,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had actual knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to Three Hundred Fifty Thousand and No/100 Dollars ($350,000). The provisions of this Section 12.1 shall survive the Closing. Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by Article 10. Notwithstanding the foregoing, the Retained Liabilities of Seller shall not be subject to the Survival Period.

12.2 Indemnification by Seller. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, Seller shall indemnify, save, insure, pay, defend and hold harmless Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Seller in this Agreement, (ii) any breach by Seller of any of its covenants or obligation under this Agreement, and (iii) any Retained Liabilities.

12.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article 12, Purchaser shall indemnify, defend and hold harmless Seller’s Indemnitees from and against any Indemnification Loss incurred by Seller’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of Purchaser in this Agreement, (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement, and (iii) any Assumed Liabilities.

12.4 Indemnification Procedure. Notice of Indemnification Claim. If any of Seller’s Indemnitees or Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

12.4.1 Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

12.4.2 Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

12.4.3 Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or by a final, non-appealable order of court of competent jurisdiction or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto in the case of a claim in litigation.

12.5 Holdback. Seller agrees to escrow the sum of $350,000.00 of Seller’s net closing proceeds with the Escrow Agent (the “Holdback”) as security for the indemnity obligations hereunder. If no Indemnification Claim has been made six (6) months following the Closing Date, then Escrow Agent shall release one-half of the Holdback to Seller. If no Indemnification Claim has been made as of the end of the first anniversary of the Closing Date, then Escrow Agent shall release the balance of the Holdback to Seller. Seller, Purchaser and Escrow Agent shall execute the Holdback Escrow Agreement concerning the Holdback and the disbursement thereof.

12.6 Acknowledgements Concerning Representations and Warranties.

12.6.1 Acknowledgment by Purchaser. To the extent that any representation or warranty of Seller made herein is, to Purchaser’s knowledge as of the Closing Date, inaccurate, then (a) Purchaser shall not be able to seek indemnification for any damage arising from such inaccurate representation or warranty, (b) any such representation or warranty by Seller shall be deemed amended to the extent necessary to make it consistent with Purchaser’s knowledge, and (c) Purchaser shall be deemed to have waived its right to indemnification with respect to the breach of such representations or warranties to the extent of Purchaser’s actual knowledge.

12.6.2 Acknowledgment by Seller. To the extent that any representation or warranty of Purchaser made herein is, to Seller’s Knowledge as of the Closing Date, inaccurate, then (a) Seller shall not be able to seek indemnification for any damage arising from such inaccurate representation or warranty, (b) any such representation or warranty by Purchaser shall be deemed amended to the extent necessary to make it consistent with Seller’s Knowledge, and (c) Seller shall be deemed to have waived its right to indemnification with respect to the breach of such representations or warranties to the extent of Seller’s actual knowledge.

12.7 Disclaimers by Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property and Assets, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property, the Assets or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property or Assets, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or Assets or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Assets or Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Assets or Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Assets, Property or any part thereof, (m) the condition or use of the Assets or Property or compliance of the Assets or Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Assets or Property, (p) the potential for further development of the Assets or Property, (q) the merchantability of the Assets or Property or fitness of the Assets or Property for any particular purpose, (r) the truth, accuracy or completeness of any Seller Disclosure Materials or portion thereof produced or provided by any party other than Seller, (s) tax consequences, or (t) any other matter or thing with respect to the Assets or Property.

12.8 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Assets “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Assets or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Assets) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Assets and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Assets as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Assets as Purchaser deemed necessary to satisfy itself as to the condition of the Assets and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Assets, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, except as otherwise expressly set forth in this Agreement, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

12.9 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property and Assets during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary. Except for the Retained Liabilities and Seller’s express representations, warranties and covenants contained in this Agreement including those representations and covenants which expressly survive closing, upon Closing Purchaser shall be deemed to FOREVER RELEASE AND DISCHARGE Seller from all responsibility and liability, including without limitation, liabilities and responsibilities for the lessor’s obligations under the Tenant Leases relating to the physical, environmental or legal compliance status of the Assets or Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Assets or Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Except for the Retained Liabilities and Seller’s express representations, warranties and covenants contained in this Agreement including those representations and covenants which expressly survive closing, by Closing this transaction, Purchaser will be deemed to have WAIVED any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Tenant Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Tenant Property, whether arising before or after the Effective Date. Except for the Retained Liabilities and Seller’s express representations, warranties and covenants contained in this Agreement including those representations and covenants which expressly survive closing, by Closing this transaction, Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Tenant Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

12.10 Survival. The terms and conditions of this Section 12 shall expressly survive the Closing. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Assets to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

13. MISCELLANEOUS PROVISIONS

13.1 Notices.

13.1.1 Method of Delivery. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) e-mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other Person as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of e-mail, as of the date of the e-mail, provided that such e-mail is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

MidAmerica Surgery Institute Properties II, LLC

c/o Parr Brown Gee & Loveless

101 South 200 East, Suite 700

Salt Lake City, UT 84111

Attention: Stephen Richards

Telephone No.: (801) 201-5855

E-Mail: slrichards82@gmail.com

with a copy to:	Parr Brown Gee & Loveless 101 South 200 East, Suite 700 Salt Lake City, Utah 84111 Attention: Barton L. Gertsch, Esq. Telephone No.: (801) 532-7840 E-Mail: bgertsch@parrbrown.com

If to Purchaser:

CHP II Partners, LP

c/o CNL Healthcare Properties II, Inc.

450 South Orange Avenue, 14th Floor

Orlando, Florida 32801

Attention: Chief Financial Officer and

General Counsel

Telephone No.: (407) 650-1000

Facsimile No.: (407) 540-2576

E-Mail: kevin.maddron@cnl.com

E-Mail: tracey.bracco@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Post Office Box 2809

Orlando, Florida 32802

Attention: John D. Ruffier, Esquire and

Richard E. Englebright Jr., Esq.

Telephone No.: (407) 843-4600

E-Mail: john.ruffier@lowndes-law.com

E-Mail: richard.englebright@lowndes-law.com

13.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel as contemplated below) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (a) delivery to the address or e-mail address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (b) the attempted delivery of such Notice if (i) such recipient Party refuses delivery of such Notice, or (ii) such recipient Party is no longer at such address or e-mail address, and such recipient Party failed to provide the sending Party with its current address or e-mail address pursuant to Section 13.1.3.

13.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address or e-mail address for the purposes of this Section 13.1 by providing a Notice of such change in address or e-mail address as required under this Section 13.1.

13.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for a Party shall have the authority to deliver Notices on such Party’s behalf to the other Parties hereto.

13.2 Time is of the Essence. Time is of the essence in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3 Assignment. Neither Purchaser nor Seller shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party which consent may be withheld in the other Party’s sole discretion, except however, Purchaser shall have the right to designate any wholly-owned Subsidiary or any CNL Financial Group-affiliated or sponsored entity to receive title or may assign this Agreement, in whole or in part, to one or more Affiliates of Purchaser by providing written notice to Seller no later than three (3) Business Days prior to Closing. In the event of a split of the interests being conveyed pursuant to an assignment, Seller agrees to enter into all reasonable and necessary documentation necessary to memorialize such a transaction.

13.4 Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their respective heirs and permitted successors, and assigns, each of whom shall be entitled to enforce performance and observance of this Agreement, to the same extent as if such heirs, successors, and assigns, were parties, hereto.

13.5 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

13.6 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

13.6.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

13.6.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

13.6.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

13.6.4 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

13.6.5 The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7 Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

13.8 Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Kansas. Purchaser and Seller agree to exclusively submit to the jurisdiction of Kansas in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall exclusively be in Johnson County, Kansas. Seller (for itself and all Seller’s Indemnitees) and Purchaser (for itself and all Purchaser’s Indemnitees) hereby submit to jurisdiction and consent to venue in such courts, and waive any defense based on forum non conveniens, provided that any Party may seek injunctive relief or specific performance with respect to any of the Assets in the courts of the

State in which such Assets are situated and may incorporate a claim against Seller of such Assets with respect to any claim for injunctive relief or specific performance.

13.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT THAT EITHER PARTY OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

13.10 Attorneys’ Fees. In connection with any disputes or actions arising out of the transactions contemplated by this Agreement, or the breach, enforcement or interpretation of this Agreement, the substantially prevailing party shall be entitled to recover, from the party not substantially prevailing, all reasonable costs and attorney, paralegal and expert fees incurred by the substantially prevailing party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all administrative, bankruptcy and reorganization proceedings.

13.11 Incorporation of Recitals Exhibits, and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

13.12 No Other Agreements. This Agreement and the agreements to be executed and delivered in connection therewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transactions described in this Agreement.

13.13 Further Actions. Each of the Parties covenants and agrees to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be reasonably necessary to carry out and effectuate the intent and purposes of this Agreement.

13.14 No Waiver. No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In the event of any breach of any provision contained in this Agreement, thereafter waived by another Party, such waiver shall be limited to the particular waiving Party and to the particular breach in question and no other. No waiver or release of any term or provision of this Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing Party.

13.15 Modifications. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement, shall be valid unless in writing and executed and delivered by each of the Parties.

13.16 Counterpart and Electronic Execution. A Party may deliver executed signature pages to this Agreement by e-mail pdf file to any other Party, which pdf shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

13.17 Required Disclosures. Notwithstanding anything in this Agreement to the contrary, in order to avoid any potential application of Section 1.6011-4(b)(3) of the Treasury Regulations, Purchaser and Seller (and each employee, representative, or other agent of Purchaser and Seller) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Seller relating to such tax treatment and tax structure. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

13.18 No Personal Liability. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Seller or Purchaser or their respective Affiliates for the payment or performance of the obligations or liabilities of Seller or Purchaser.

13.19 Good Faith Efforts. The Parties agree to use commercially reasonable, good-faith efforts to effectuate the transactions contemplated by this Agreement.

13.20 Post-Execution Disclosures. The Parties agree that the Party or Parties charged with providing an exhibit or schedule to this Agreement or representation or warranty contained in this Agreement may update such exhibits, schedules, representations and warranties promptly (but in any event within five (5) Business Days) after any change in condition or state of facts which would render any such exhibit, schedule, representation or warranty incomplete or inaccurate. In the event that Seller updates any exhibit, schedule, representation or warranty during the period commencing on the date which is two (2) Business Days prior to the expiration of the Inspection Period and ending upon the expiration of the Inspection Period, the Inspection Period shall be extended for two (2) Business Days. If Seller updates any exhibit, schedule, representation or warranty from and after the expiration of the Inspection Period, Purchaser shall have the right to terminate this Agreement on or before the date that is (2) Business Days after the date of such update of the exhibit, schedule, representation or warranty, and such termination shall be treated for all purposes as a termination by Purchaser prior to the expiration of the Inspection Period.

13.21 No Recordation. Without the prior written consent of both Seller and Purchaser, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by a Party without the prior written consent of the other Party shall constitute a default hereunder by recording Party, whereupon the non-defaulting Party shall have the remedies set forth in Article 10 hereof. In addition to any such remedies, the defaulting Party shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and the Parties obligations pursuant to this Section 13.21 shall survive any termination of this Agreement as a surviving obligation.

13.22 Discharge of Obligations. Following Closing, each Party shall be deemed to be in full performance and discharge of every representation and warranty made by the Parties herein and every agreement and obligation on the part of either Party to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

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Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLER:

MIDAMERICA SURGERY INSTITUTE PROPERTIES II, LLC, a Kansas limited liability company

By:	/s/ Stephen L. Richards
Name: Stephen L. Richards
Title: Chairman of the Board

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Signatures continue on following page]

Seller Signature Page

Purchaser:
CHP II PARTNERS, LP, a Delaware limited partnership

By:	CHP II GP, LLC, a Delaware limited liability company, its General Partner

	By:	CNL Healthcare Properties II, Inc., a Maryland corporation, its Managing Member

By: /s/ Tracey B. Bracco
Name: Tracey B. Bracco
Title: Vice President

Purchaser Signature Page

The undersigned hereby joins in the execution of this Agreement for the purposes of acknowledging and accepting its obligations as Escrow Agent hereunder:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Rachael Yenque
Name: Rachael Yenque
Title: Senior Commercial Closer

Escrow Agent Signature Page